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                              ALLIED HOLDINGS, INC.
                      FIRST QUARTER - 2004 EARNINGS RELEASE
                             CONFERENCE CALL OUTLINE
                         TUESDAY MAY 4, 2004 - 10:30 AM


HUGH SAWYER
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     --   Thank you for attending today's conference call

     --   Thank you as well for your interest in Allied Holdings

     --   Dave Rawden will now make our disclosure statement

DAVE RAWDEN
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-    Disclosure statement:

In order to address as wide an audience as possible, and in response to Regulation FD regarding full disclosure, as you are aware, we are web-casting this conference call to provide more access for the financial community and individual investors. Please use today's discussions to build your financial models of future results.

This conference call will serve as the primary forum of communications with analysts and investors for building financial models. Any changes the Company makes to earnings expectations will be provided through the formal news release channels.

I would like to remind everyone that all statements made on this conference call that are not strictly historical are forward-looking statements. Investors are cautioned that such statements are only predictions and speak only as of today's date. The Company's actual results may differ materially. Investors are urged to review and consider the various disclosures made by the Company in the Company's reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2003.

In addition, in our press release and on this conference call, we will refer to Adjusted EBITDA. Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, gains and losses on disposal of assets, gain on extinguishment of debt, foreign exchange gains and losses, investment income and losses, cumulative effect of accounting changes and other income. Adjusted EBITDA is presented because we believe that it provides useful information to investors regarding the Company's ability to generate cash flows that can be used to service debt and provide for capital expenditures. A reconciliation of Adjusted EBITDA to Net Income is provided in the financial schedules attached to the press release.

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Hugh Sawyer
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I was not satisfied with the company's performance in the first quarter.

The Company reported revenues of $212.2 million in the first quarter of 2004, versus revenues of $213.6 million in the first quarter of last year.

Adjusted EBITDA for the first quarter of 2004 was $7.8 million compared to $10.6 million in Adjusted EBITDA in the first quarter of 2003. The company experienced a net loss of $9.0 million in the first quarter of 2004, versus a net loss of $5.7 million in the first quarter of 2003.

Our decline in EBITDA in the first quarter was due in large part to a convergence of events that occurred in the month of January. Specifically: unexpectedly severe volume reductions, harsh weather conditions and extreme OEM production variability.

Although the January is historically a soft month with respect to volume, this January proved to be extraordinarily weak. Much of the reduction in volume was the result of production slowdowns at domestic auto manufacturers who make up the majority of Allied's portfolio.

Although Allied acted aggressively to reduce variable cost in January we simply could not eliminate enough expense to offset the unexpectedly severe drop in revenues and increased operating costs caused by the weather and OEM plant production variability. As a result, January proved to be a poor start to the new year.

Fortunately, volumes returned to more normal levels in February and shipment activity was actually fairly robust in March. In fact, we were generally satisfied with our March performance.

Nevertheless, despite the company's operating improvement in March, our March results were simply not enough to overcome our weak performance in January. As a result, January compromised our first quarter and we reported quarterly numbers that were disappointing to all of us here at Allied.

I'll share a few more thoughts about the road ahead in a few minutes, but first let me turn it over to Dave Rawden to give you some additional details about the first quarter results.



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Dave Rawden
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-    Looking at the first quarter results:

     - As Hugh mentioned, Allied's volumes did decrease in the first quarter of 2004 versus the prior first quarter. Revenues were down $1.3 million in the quarter and vehicle deliveries were down 1.7%. North American production in the first quarter of 2004 was virtually flat compared to the first quarter or 2003.

     - You may recall that when we last spoke to you the company was expecting a 4.1% increase in OEM production levels in 2004. We remain somewhat optimistic that shipment levels will be stronger this year at Allied. However, it is true that January was an exceptionally soft start to the year.

     - In fact, in January Allied's shipment volume declined 15.4% versus January of 2003 and our revenues dropped 12.3% versus January of 2003. This drop in volume in January set the stage for a challenging quarter.

     - Fortunately, shipment volume in February was more consistent with historical levels and in March shipments increased 9.1% versus the prior year period and our March increase in shipments enabled Allied to partially close the gap that was caused by January's volume erosion.

     - In retrospect, it now appears that our customers (particularly the Big Three) aggressively adjusted their production schedules as they entered 2004. You may recall that dealer inventory levels were approximately 93 days in January. Additionally, several customer locations were involved in new product launches in January, which led to unscheduled and unexpected plant quality holds. These plant quality holds reduced shippable volume and increased the variability of our revenue.

     - On a comparative basis, our volumes were also impacted by Allied's decision to exit the GM business in Jessup Maryland and a portion of the traffic at the Saturn Spring Hill Tennessee plant. As we discussed on the Third Quarter conference call, both of these pieces of traffic were non-performing.

     - While vehicle delivery volume declined in the quarter this was offset by an increase in the revenue generated per vehicle delivered. We noted that a higher mix of commercial vehicles versus passenger cars helped increase revenue per unit.

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     -    Adjusted EBITDA defined as earnings before interest, depreciation and amortization and gains and losses on disposal of assets was $7.8 million for the first quarter of 2004 versus $10.6 million for the first quarter of 2003. In additional, to reductions in volume, Allied's Adjusted EBITDA was adversely affected by the severe weather conditions during the quarter which caused operating inefficiencies in Allied's terminal and linehaul system.

     - Compared to prior year, adjusted EBITDA for the quarter was also impacted by cost increases related to the U. S. Teamster's contract. While overall lost time days continued to decrease this was offset by the inflationary trends related to medical treatment and adverse results from aged claims in 2001 and prior years. This led to increased workers compensation costs in the quarter. The company made certain adjustments to its non-bargaining unit workforce in the first quarter, which resulted in higher severance costs for the period.

     - In addition, Adjusted EBITDA declined in the first quarter as a result of the financial impact of the terms of the previously disclosed General Motors contract renewal. You may recall that in exchange for various commitments made by GM, our contract renewal provided for a cash payment to GM in Jan. 2004 and rate reductions for vehicle deliveries that originate from GM operations served by Allied in the United States. Allied estimates that the impact to operating income in 2004 as a result of the terms and conditions of the renewal agreement will be a potential reduction of approximately $3 million, which is less than one percent of the revenues from the GM business.

     - These factors were partially offset by reduced general and administrative costs, improvement in the prevention of cargo damage and signs of organic growth in both the traditional new car market and secondary markets. Although fuel costs remain high the company was not negatively impacted by higher fuel costs in the first quarter compared to the first quarter of 2003.

     - Unfortunately, the company's net loss did increase in the first quarter from $5.7 million in the first quarter of 2003 to $9.0 million in the first quarter of 2004 as a result of the decline in our Adjusted EBITDA, foreign exchange losses and the Company no longer recording tax benefits related to net losses. These items were partially offset by lower depreciation expense during the quarter and gains on the sale of property during the quarter.

     - During the first quarter, the Company borrowed $11.7 million of long-term debt, compared to $6.6 million during the first quarter of 2003. The primary reason for the increase was the reduction in Adjusted EBITDA and increased


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          working capital requirements, which were partially offset by lower capital expenditures.

     - Turning to Axis - Axis's revenues were down $813,000 in the quarter and operating income eroded $15,000. Axis was impacted by slower shipment activity in January and diminished off-lease returns by the OEM's due to a shift away from leasing which was partially offset by a reduction in operating costs. However during the first quarter Axis did start a new contract with GMAC related to its remarketed vehicles. Historically, Axis has enjoyed only sporadic revenues with GM so we are hopeful that this new business with GMAC may represent the first step in a more meaningful relationship with GM for Axis.




Turn it back to Hugh -


HUGH SAWYER
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In summary, we were not satisfied with our first quarter results.

The quarter started with a convergence of events in January: severe volume reductions, harsh weather conditions and extreme OEM production variability. Although your management took aggressive steps to mitigate January's revenue erosion by reducing non-essential variable costs we could not eliminate enough expense to offset these events.

Faced with the reality of a poor start to the year, as we entered February we made a number of additional adjustments to our operations in an attempt to improve overall efficiency, productivity and customer service. Further, we took additional steps to reduce general operating expenses in light of our revenue variability.

Volumes ultimately improved in March and we recorded shipments 9% higher than the volumes transported in March 2003. Unfortunately, despite our best efforts, the sum of our actions was not enough to prevent a disappointing performance in the first quarter.

Looking at the road ahead, it is difficult to predict OEM production levels with a high degree of precision. But, we remain cautiously optimistic that the U.S. and Canadian economies will remain strong and we hope that consumer enthusiasm for our customers' new products will increase new car sales in 2004. However, any OEM production rebound could be uneven and difficult to manage.


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Allied could also benefit from the temporary transportation of new vehicles due to potential rail car shortages throughout North America. This phenomenon occasionally occurs in our industry and generally speaking the trucking sector is sometimes called upon to provide supplemental capacity during this period.

Despite our cautious optimism regarding market conditions, Allied will continue to face a number of difficult uncertainties throughout 2004. Fuel prices remain stubbornly high, competition is fierce and the trend toward a higher commercial mix of traffic could potentially erode our load factor.

Given these challenges, we have established a set of guiding objectives for 2004:

     --   Grow organically

     -- Improve risk management results by reducing worker injuries, cargo claims and traffic accidents

     --   Reduce non-value creating costs

     --   Focus on driver productivity and accountability

     --   Obtain new business in the secondary markets

     --   Grow the business of our Axis subsidiary


Although we are not satisfied with the first quarter, the company is financially stable and there are signs of progress in the underlying business. I believe that Allied is properly positioned for 2004 and hopefully, external conditions will improve.

Our aspiration is to build on the good work that has already been done. The Allied team remains sincerely committed to the success of our shareholders, customers and partners.